CONSENT OF ACCOUNTANT


ACCOUNTANTS' REPORT


To Advanced Knowledge, Inc.

The accompanying balance sheets of Advanced Knowledge, Inc. (the "Company") Financial Statements (unaudited)are for the Three Months Period Ended November 30, 1998 and related statements of operations. We consent to the use of the aforementioned report in the Form 10-SB/A.



                                       /S/ Faber & Hass LLP



Oxnard, California
March 8, 1999